ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made and entered into as of September 25, 1997 (the "Effective Date"), by and among
ARI NETWORK SERVICES, INC., a Wisconsin corporation
("Buyer") with a principal place of business at 330 E.
Kilbourn Avenue, Milwaukee, Wisconsin 53202-3166,
EMPART TECHNOLOGIES, INC., a California corporation
("Seller") with a principal place of business at 1065
E. Hillsdale Blvd., Foster City, California 94404, and
MICHAEL S. JARRETT ("Jarrett").

                      BACKGROUND:

     A. Seller is engaged in the business of providing electronic cataloging software products and related information management services to vendors in various industries (the "Subject Business").

     B. Buyer desires to purchase from Seller all of the Subject Assets (as hereafter defined) and to assume the Assumed Liabilities (as hereafter defined), and Seller desires to sell to Buyer the Subject Assets and to have Buyer assume the Assumed Liabilities in accordance with the terms and conditions set forth in this Agreement.

     C.  Jarrett is the President and Chief Executive
Officer of Seller and owns forty-six percent (46%) of the issued and outstanding common stock of the Seller and will benefit financially from this transaction.

     NOW, THEREFORE, the parties hereby agree as follows:

                       ARTICLE I

                Assets to Be Purchased

     Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Paragraph
3.1, below), Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will acquire and purchase from Seller all right, title and interest of Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible, whether accrued, contingent or otherwise and whether now existing or after this date acquired relating to, used or held for use in connection with the operation of the Subject Business (the "Subject
Assets"), including, without limitation, those items in the following categories, other than the Retained
Records (as defined below):

          (a) all cash, cash equivalent assets and investments of the Seller and all of Seller's bank accounts, lock boxes, and post office boxes;

          (b) the software programs identified in Schedule 1(b), including the source and object code thereof and any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all proceeding versions, works in process, fixes, enhancements, future releases or other developments by Seller which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, electronic form content, so-called "look & feel", graphic design, electronic form user methodologies, user interface design, software tools related to the Subject Business and owned or licensed by the Seller, know-how, systems, and processes concerning such computer program but excluding the Licensed Software (collectively, the "Software").

          (c) Seller's rights in the third party software licensed by Seller and contained in or necessary for the operation or development of the Software or otherwise used in the Subject Business as listed in
     Schedule 1(c) (the "Licensed Software"), which Schedule sets out the payment terms and obligations thereunder.

          (d) the fixed assets on hand as of Closing, including without limitation, furniture, furnishings, fixtures, machinery, computers, printers, copiers and other equipment, wherever located ("Fixed Assets") described on Schedule 1(d);

          (e) all accounts receivable of the Seller outstanding as of the Closing (the "Accounts Receivable");

          (f) any and all tax refunds owed to the Seller including without limitation whatever amount Seller is entitled to receive as a result of that certain tax refund application in the approximate aggregate amount of Two Hundred Sixty Seven Thousand Dollars ($267,000) to be filed by Seller with the United States Internal Revenue Service prior to the Closing (the "Tax Refund");

          (g) all credits, prepaid expenses, advance payments and deposits (the "Prepaids");

          (h) all of the supplies, consumable materials and other similar assets on hand as of Closing, wherever located, including without limitation, supplies of sales literature, catalogs and brochures ("Supplies");

          (i) all of the following assets or rights to which Seller or the Subject Business has any right of ownership, use or otherwise:

               (1)  patents, patent applications, trade
               names, trademarks, service marks,
               trademark registrations and any
               applications for trademark
               registrations, copyrights, copyright
               registrations and applications for
               copyright registrations, whether issued
               or pending, and whether registered or
               unregistered;

               (2) all inventions, improvements,
               product specifications, secret
               processes, formulas, technologies, trade secrets, know-how, and technical knowledge; and

               (3) all other intellectual property and
               other similar interests (collectively
               the "Intangible Assets");

          j) all sales, manufacturing, supplier and customer lists and records, personnel and payroll records, accounting records, purchasing and sales records, and all other records, wherever located, except the Seller's corporate minute and stock books (hereafter collectively referred to as the "Retained Records");

          k) the name "Empart Technologies, Inc.", "Empart Viewer", "Empart Publisher" and "Empart Web" and all names similar to such names used by Seller in the Subject Business and all rights to Seller's World Wide Web site with the URL, "empart.com";

          l) all contracts, including without limitation, software license and support agreements, purchase orders, sales orders, service contracts, leases, employee or contractor agreements, nondisclosure and confidentiality agreements, and other agreements of Seller (the "Contracts") as in effect as of Closing, including without limitation, the contracts described on the attached Schedule 1(l);

          m) all causes of action, judgments, claims and demands of whatever nature;

          n) the goodwill, if any, including all rights to phone numbers of the Subject Business; and

          o) all other miscellaneous assets used in the operation of the Subject Business.

                      ARTICLE II

                     Consideration

     2.1. Consideration; Payment. As consideration for the Subject Assets, Buyer will issue and deliver to Seller Six Hundred Fifty Three Thousand, Nine Hundred
Fifty Seven (653,957) shares (the "Subject Shares") of the $.001 par value common stock ("Common Stock") of Buyer. At the Closing, Buyer will issue and deliver to Seller a certificate or certificates representing the Subject Shares and Buyer and Seller will agree upon the allocation of the purchase price among all of the Subject Assets.

     2.2.  Assumption of Liabilities.  As of the
Closing Date, Buyer will assume and will pay and perform when due (a) all liabilities and obligations which accrue and which are based on performance obligations remaining unpaid and unperformed on the Closing Date and arising from and after the Closing
Date under the Contracts described in Schedule 1(l)
(the "Assumed Contracts"), and (b) the liabilities and obligations of Seller reflected on attached Schedule
2.2 but only to the extent set forth on such schedule.
The liabilities assumed by Buyer in accordance with this Paragraph 2.2 are referred to in this Agreement as the "Assumed Liabilities." Except for the Assumed
Liabilities, Buyer will assume no obligations or liabilities of Seller and Seller will pay, perform and discharge all liabilities and obligations of Seller which are not specifically assumed by Buyer under this Agreement; including, without limitation, any liabilities described in Paragraph 4.14, below.

     2.3.  Taxes.  Buyer shall bear and pay, and
discharge promptly when due, all sales or other similar taxes arising out of the sale and transfer of the Subject Assets (collectively, the "Transfer Taxes").
Buyer shall pay all filing fees associated with assignments or transfers of Intangible Assets. It is intended by the parties that the transaction contemplated by this Agreement constitute a reorganization within the meaning of Section
368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of the applicable United States Treasury
Regulations applicable to Section 368(a)(1)(C) of the Code. Each of the parties agrees to report this transaction for local, state and federal tax purposes as such a reorganization. The parties further intend and agree that, in pursuance of such plan of reorganization, Seller will distribute the stock it receives in this transaction to its shareholders in liquidation of Seller.

     2.4. Dissenting Shareholders. Shareholders (as defined in Paragraph 4.13(c)) of Seller who do not vote in favor of the transaction contemplated by this Agreement and who otherwise comply with Chapter 13 of the California General Corporation Law (the "California
Code") may exercise dissenters' rights under the California Code by reason of the reorganization contemplated by this Agreement. Seller and Jarrett have represented to Buyer that none of the Shareholders of Seller will exercise any such dissenter's rights.
Buyer's obligation to close the transactions described herein is expressly contingent on the receipt by Buyer at or before the Closing of valid and binding waivers of such rights by the holders of all of Seller's common stock. Jarrett hereby personally indemnifies Buyer and holds Buyer harmless from all costs and damages
(including, without limitation, attorneys fees) incurred by Buyer as a result of the exercise of dissenter's rights by any of Seller's Shareholders.

                      ARTICLE III

                        Closing

     3.1. Time And Place of Closing. The closing of the purchase and sale contemplated in this Agreement (the
"Closing") will take place at 10:00 a.m. on September
30, 1997 (the "Closing Date") at the offices of Godfrey
& Kahn, S.C., 780 North Water Street, Milwaukee,
Wisconsin, 53202 or at such other time or place as Seller and Buyer mutually agree. Notwithstanding the foregoing, the parties agree to seek to have the Closing occur as soon as commercially practicable.

     3.2.  Conditions Precedent to Buyer's Performance.
The obligations of Buyer to purchase the Subject Assets and assume the Assumed Liabilities under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, any or all of which may be waived by Buyer in whole or in part without prior notice.

          (a)  All representations and warranties of
     Seller hereunder and in all certificates delivered by Seller to Buyer pursuant to this Agreement shall be, in all material respects, true and accurate on and as of the Closing Date as though made at that time, except (i) to the extent that such representations and warranties are made as of a specified date and (ii) for changes resulting from any action taken by Seller pursuant to and in compliance with this Agreement.

          (b)  Seller shall have performed, satisfied
     and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date.

          (c)  The execution and delivery of this
     Agreement by Seller, and the performance of Seller's covenants and obligations under this Agreement, shall have been duly authorized by all necessary and required corporate action.

          (d)  No litigation or proceeding will be
     threatened or pending against Seller or
     Buyer (i) for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or (ii) which would have a material adverse effect on the Subject Assets or the Subject Business as conducted by Seller as of the Closing or as planned to be conducted by Buyer after the Closing.

          (e)  Each of the Shareholders of Seller will
     have consented in writing to the transaction contemplated herein and the holders of all of Seller's outstanding shares of Common Stock will have waived any dissenters' rights such Shareholder may have under Chapter 13 of the California Code.

     3.3.  Conditions Precedent to Seller's
Performance. The obligations of Seller to sell and transfer the Subject Assets and the Assumed Liabilities under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, any or all of which may be waived by Seller in whole or in part without prior notice:

          (a)  All representations and warranties of
     Buyer hereunder and in all certificates delivered by Buyer to Seller pursuant to this Agreement shall be, in all material respects, true and accurate on and as of the Closing Date as though made at that time, except (i) to the extent that such representations and warranties are made as of a specified date and (ii) for changes resulting from any action taken by Buyer pursuant to and in compliance with this Agreement.

          (b)  Buyer shall have performed, satisfied
     and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date; including without limitation, the delivery of all items required under Paragraph 3.5, below.

          (c)  The execution and delivery of this
     Agreement by Buyer, and the performance of Buyer's covenants and obligations under this Agreement, shall have been duly authorized by all necessary and required corporate action.

          (d)  No litigation or proceeding will be
     threatened or pending against Buyer or Seller for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

     3.4.  Deliveries of Seller.  At the Closing,
Seller will deliver or cause to be delivered to Buyer the following:

          (a)  a bill of sale in the form attached hereto as
     Schedule 3.4(a), and such other assignments, certificates of title and instruments of conveyance as Buyer may reasonably require, in a form reasonably satisfactory to Buyer, duly executed by Seller;

          (b) an Assignment and Assumption Agreement, in the form attached hereto as Schedule 3.4 (b) (the "Assignment and Assumption Agreement"), duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Assumed Contracts, together with consents satisfactory to Buyer from the parties to the Assumed Contracts to the assignment of such contracts to Buyer, or Seller will deliver to Buyer such documentation Buyer reasonably requests to assure Buyer that Buyer will receive the benefits of any of the Assumed Contracts for which Seller has not obtained appropriate consents to assignment;

          (c) an Employment Agreement and Stock Option Agreement with Jarrett, in the form attached as Schedule 3.4(c), duly executed by Jarrett (the "Jarrett Agreements");

          (d) an Employment Agreement and Stock Option Agreement with Brad Jacobs ("Jacobs"), in the form attached as
     Schedule 3.4(d), duly executed by Jacobs (the "Jacobs
     Agreements");

          (e) a certificate from the Secretary of Seller, in a form reasonably satisfactory to Buyer, setting forth the resolutions adopted by the Board of Directors and the shareholders of Seller authorizing the execution and delivery by Seller of this Agreement and all documents to be executed in connection with this Agreement and the taking by Seller of any and all actions necessary or advisable to consummate the transactions contemplated in this Agreement;

          (f) a certificate dated the Closing Date signed by an authorized officer of Seller certifying that the conditions specified in Paragraphs 3.2(a), (b), (c) and
     (e) have been fulfilled and that there is no litigation under Paragraph 3.2(d) threatened or pending against Seller;

          (g) actual or constructive possession of the complete books and records relating to the Subject Business, except the Retained Records;

          (h) such documents as are necessary to release any and all liens, claims and encumbrances on the Subject
     Assets;

          (i)  possession of the Subject Assets;

          (j)  an Investor Letter of each of Seller's
     Shareholders in the form attached as Schedule 3.4(j), duly executed by such shareholder (the "Investor
     Letters"), each of which such letters will include a release of all claims against Seller by the Shareholder executing such Investor Letter; and

          (k) UCC financing statements signed by Seller evidencing a lien in favor of Buyer in all of Seller's accounts receivable.

     3.5. Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

          (a) the Subject Shares as specified in Article II, above;

          (b) the Assignment and Assumption Agreement, duly executed by Buyer;

          (c)  the Jarrett Agreements, duly executed by Buyer;
          (d)  the Jacobs Agreements, duly executed by Buyer;

          (e) a certificate from the Secretary of Buyer, in a form reasonably satisfactory to Seller, setting forth the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement and all documents to be executed in connection with this Agreement and the taking by Buyer of any and all actions necessary or advisable to consummate the transactions contemplated in this Agreement; and

          (f)  a certificate dated the Closing Date
     signed by an authorized officer of Buyer certifying that the conditions specified in Paragraphs 3.3(a), (b) and (c) have been fulfilled and that there is no litigation under Paragraph
     3.3(d) threatened or pending against Buyer.

                      ARTICLE IV

            Warranties and Representations
                 of Seller and Jarrett

     Except as set forth in the Schedule of Exceptions attached to this Agreement (the "Schedule of Exceptions"), Seller and Jarrett jointly and severally represent and warrant to Buyer as follows as of the Effective Date and as of the Closing Date:

     4.1. Corporate Matters. Seller is a corporation duly incorporated and validly existing under the laws of the State of California and has the requisite corporate authority and power to carry on all activities related to the Subject Business as currently conducted. Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary unless the absence of qualification would not have a material adverse effect on the Subject Business or the Subject Assets. Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions this Agreement contemplates. As of the Closing, the Board of Directors and shareholders of Seller shall have approved the execution and delivery of this Agreement, the agreements, documents and instruments relating to this Agreement and the consummation of the transactions this Agreement contemplates, and this Agreement and such other agreements, documents and instruments will constitute valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms. Subject to Paragraph 2.3 ("Taxes"),
Seller is acquiring the Subject Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     4.2. No Violation. The execution and delivery of this Agreement does not, and the consummation of the transactions this Agreement contemplates and compliance with the terms of this Agreement will not (a) conflict with, or result in any violation of, (i) any provision of the Articles of Incorporation or By-Laws of Seller or (ii) to the best knowledge of Seller, any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller, the Subject Business or the Subject Assets, or (b) violate, conflict with or result in a breach or default under any agreement, instrument or document to which Seller or Jarrett is a party or which binds Seller, Jarrett, the Subject
Business or the Subject Assets.

     4.3. No Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Seller, the Subject Business or the Subject Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions this Agreement contemplates.

     4.4.  Title to and Condition of Subject Assets.
Seller has, and will transfer to Buyer at Closing, good and marketable title to all of the Subject Assets, tangible and intangible, free and clear of all liens, claims and encumbrances. The tangible Subject Assets are in reasonably good operating condition and repair, ordinary wear and tear and routine maintenance excepted, and are maintained in accordance with applicable industry maintenance practices but ARE
OTHERWISE PROVIDED AS IS WITHOUT ANY WARRANTY OF ANY
KIND, INCLUDING BUT NOT LIMITED TO ALL EXPRESS, IMPLIED
AND STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION
ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND
MERCHANTABILITY. All leased property is in the condition required of such property by the lessor of such property.

     4.5.  Software.

     a) Schedule 1(b) contains a complete and accurate description of all Software.

     b) A consolidated copy of the current version of the source code shall be provided to Buyer within 5 business days of the Effective Date on media free of defects in workmanship and materials.

     c) The Software is owned by Seller free and clear of all liens, claims or encumbrances.

     d) Except as listed on the Schedule of Exceptions, Seller is not obligated to pay any compensation to any person or entity with respect to use of the Software.

     e) Upon execution of this Agreement, Buyer may use, modify and/or distribute the Software without restriction and, except as listed on the Schedule of Exceptions, there are no fees, charges, licenses or other costs payable by Buyer with respect to the Software or the use or distribution of the Software.

     f) On or before the Effective Date, Seller shall provide Buyer with all fault logs and other logs and other records relating to the Software and any defects or deficiencies in the possession of Seller.

     (g) Seller has not disclosed the source code for any of the Software or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity other than employees or contractors of Seller who are bound by confidentiality agreements in the form disclosed to Buyer.

     4.6.  Accounts Receivable.  The Accounts
Receivable arose from Seller's performance of services or from a bona fide sale or license of software or other goods or services for which Seller has invoices that, to the best of its knowledge, reflect undisputed obligations to pay the aggregate recorded amount of such Accounts Receivable and Seller has received no notice of any dispute regarding the payment of such Accounts Receivable.

     4.7.  Litigation.  There is no litigation,
proceeding or investigation or other legal or administrative proceeding pending or, to the best of Seller's or Jarrett's knowledge, (a) threatened against or relating to Seller, the Subject Assets or the Subject Business or (b) which questions or challenges the validity of this Agreement or any action taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. To the best of Seller's or Jarrett's knowledge, there is no basis for any such litigation, proceeding or investigation.

     4.8. Intangible Assets. Attached Schedule 1(l) includes, among other things, a list of (a) all licenses of any Intangible Assets used by Seller in the Subject Business; and (b) the description of the nature of any agreement relating to Seller's use of any of the Intangible Assets. There are no claims, demands or proceedings instituted, currently pending or, to the best of Seller's knowledge, threatened by any other person, firm or corporation pertaining to or challenging the right of the Seller, to use any of the Intangible Assets, alleging that any of them or any other application by Seller infringes or otherwise violates the patent, trade name, trademark, copyright or other rights of any other person, and to the best knowledge of Seller, there is no basis for any claim or demand of such nature. The Intangible Assets are all the intellectual property necessary for the conduct of the Subject Business as currently conducted by Seller..
Any employee or independent contractor of Seller having any interest in any of the Intangible Assets has assigned such interest or interests to Seller prior to the Closing. Except as set forth in the Schedule of Exceptions, Seller has taken all commercially reasonable steps to enforce its rights in the Intangible Assets and has not granted any license or other right under, or authorized or permitted anyone else to use, any of the Intangible Assets, nor does any other person have any right in the foregoing, nor to the best knowledge of Seller, is any other person making any unauthorized use of any of the foregoing.
Except as set forth in the Schedule of Exceptions, all of Seller's rights in, to and under the Intangible
Assets and its other proprietary rights are transferable by Seller in accordance with this Agreement without the consent of any third party.

     4.9.  Financial Statements.  The financial
statements of the Seller as at and for the fiscal years ended June 30, 1995, June 30, 1996 and June 30, 1997 and the interim financial statements for the period ended August 31, 1997 (collectively, the "Financial
Statements"), including the notes contained in such Financial Statements, are attached hereto as Schedule
4.9 and accurately represent the financial condition of Seller on the dates of such statements and the results of operations for the periods in such Financial
Statements and were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") except that they are (a) in the case of interim financial statements, subject to audit and appropriate year-end adjustments and do not contain footnotes required by GAAP (b) were prepared on a cash
(and not an accrual) basis with respect to tax matters and (c) are not audited except for the June 30, 1997 statements. There has been no change in the capitalization, assets, liabilities, business prospects or methods of doing business of the Subject Business since June 30, 1997, other than changes in the ordinary course of business (none of which have had a material adverse effect on the business, prospects or condition, financial or otherwise, of the Subject Business).
Neither Jarrett nor Seller makes any representation regarding (a) the appropriateness of sufficiency of any of the Financial Statements for purposes of filing with or satisfying any requirements of the United States
Securities and Exchange Commission (the "SEC"), the
Securities Act, the Securities Exchange Act of 1934 or the rules and regulations thereunder or (b) the adequacy or sufficiency of any adjustments made in any of the Financial Statements.

     4.10.  Taxes.  All federal, state, county and
local tax returns, reports and forms of the Seller due prior to the date of this Agreement have been filed and properly reflect the tax liability of the Seller, and all federal, state, county and local taxes due and payable prior to the Closing (including applicable payroll and sales taxes) will have been paid prior to the Closing; no tax liens have been filed and no claims are being asserted in writing with respect to any taxes and there is no basis for any such lien or claim;
Seller is not a party to any agreement for the extension of the time for the assessment and payment of any tax and no restriction on assessment or collection of taxes has been waived with respect to the Seller.
As of the Effective Date, the Tax Refund has not been received by Seller and while Seller anticipates the receipt of the Tax Refund, such expectation is based solely on communications with the applicable taxing authorities and neither Seller nor Jarrett make any representations or warranties regarding the receipt, amount or time of payment of such Tax Refund except that Seller has been advised by its independent accountants that the Tax Refund will be in an amount equal to approximately $267,000 and that it will be received approximately ninety (90) days after Seller applies for such Tax Refund. The required application for the Tax Refund, a copy of which was delivered to Buyer, will be filed by Seller on before the Closing.

     4.11. Contracts and Other Agreements. Seller has delivered true and correct copies of each of the Contracts, and all amendments and modifications of such Contracts, to Buyer. Schedule 1(l) includes all material contracts to which Seller is bound that relate to the Subject Business. Each Assumed Contract is valid, binding and in full force and effect in accordance with its terms. Neither Seller nor, to the best of Seller's knowledge, any other party to an Assumed Contract is in breach or default under any Assumed Contract (with or without the lapse of time, or the giving of notice, or both). Seller has not relinquished any rights it has under any of the Contracts. Any and all contracts, licenses, agreements and similar items held in the name of, or for the benefit of, Seller and that are necessary to the conduct of the Subject Business as currently conducted by Seller, are included in Schedule 1(l).

     4.12.  Customer Commitments.  Attached hereto as
Schedule 4.12 is a complete copy of all written contracts between Seller and ADP, Coachmen, ABB and Yamaha (the "Key Customers") and all amendments thereto and a copy of any written correspondence between Seller and any of the Key Customers relating to commitments made by Seller to such customers that are unfulfilled as of the date hereof. Schedule 4.12 also includes a general summary of any outstanding commitments made to any of the Key Customers.

     4.13.  Employees/Shareholders.  Seller has
delivered to Buyer true and correct copies of the following:

          (a)  all employee handbooks and personnel
     manuals applicable to employees of Seller;

          (b)  a list of all of Seller's employees as
     of the Effective Date together with their current job descriptions, rates of salary or wages, vacation benefits and each bonus, deferred compensation, fringe benefit, stock option, incentive compensation, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit or program, profit sharing, pension or retirement plan, program, agreement or arrangement currently affecting such employees; and

          (c) a list of all shareholders of Seller (as of this date and as of the date for determining the shareholders of Seller entitled to vote on the transaction contemplated by this Agreement) (the
     "Shareholders"), which such list is true, correct and complete and is attached to this Agreement as
     Schedule 4.13(c).

     4.14. Labor Practices. Seller has not engaged in any unfair labor practice or unlawful discriminatory practice in the conduct of its business, and there is no basis for any claim by any past or present employee of Seller that such employee was subject to wrongful discharge or any employment discrimination by Seller or the management of the Seller arising out of or relating to such employee's race, sex, color, religion, handicap or other protected characteristic under applicable law.
Seller has complied with all applicable laws, ordinances and governmental regulations relating to employment practices, including, without limitation, wage hour laws, equal pay laws and all laws relating to employment discrimination, employee welfare, immigration matters and labor standards.

     4.15.  ERISA.  Seller has no employee pension
benefit plan other than a 401(k) Plan.

     4.16.  Conduct Out of Ordinary Course.   Seller
has, since June 30, 1997, conducted the business of the Subject Business in the normal and ordinary course and has not, (a) incurred or agreed to incur any obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities accrued in the ordinary course of business, none of which materially adversely affects the Subject Business, the Subject Assets or the obligations this Agreement contemplates; (b) mortgaged, pledged or subjected to, or agreed to mortgage, pledge or subject to, any lien, charge, security interest or any other encumbrance or restriction, any of the Subject Assets or the Subject Business, except for this Agreement; (c) sold, transferred, leased to others or otherwise disposed of or agreed to sell, transfer, lease or otherwise dispose of any of the Subject Assets
(except sales of inventory in the ordinary course of business), or canceled or compromised, or agreed to cancel or compromise, any debt or claim or waived or released, or agreed to waive or release, any right of substantial value relating to the Subject Business or the Subject Assets; (d) suffered any damage, destruction or loss (whether or not covered by insurance) materially affecting any of the Subject
Assets, or the business, condition or known prospects
(financial or otherwise) of the Subject Business; (e) transferred or granted, or agreed to transfer or grant, any rights under, or entered into or agreed to enter into, any settlement regarding the breach or infringement of any lease, license, patent, copyright, trademark, trade name, invention or similar rights, or modified or agreed to modify any existing rights with respect to the foregoing; or (f) made, or agreed to make, any direct or indirect change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay, to any employee or agent of the Subject
Business out of the ordinary course of business.

     4.17.   No Transfer of Assets.   None of the Fixed
Assets of Seller has, since such date, been stolen, transferred or otherwise lost, except as contemplated in this Agreement.

     4.18.  Insurance. Seller maintains policies of
fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the Subject Business and the Subject Assets and will continue such insurance in effect through the date of Closing. A true and complete list of such insurance policies is set forth on attached Schedule 4.18

     4.19. Brokers and Agents. Neither Seller nor, to the best of Seller's and Jarrett's knowledge, any of the Shareholders has dealt with any agent, finder, broker or other representative in any manner which could result in Buyer being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

     4.20. Warranties True and Correct. No warranty or representation by Seller or Jarrett contained in this Agreement or in any writing to be furnished under this Agreement or previously furnished to Buyer contains or will contain any statement of fact known to be untrue nor have Seller or Jarrett knowingly omitted to state any material fact which results in the statements contained in such warranty or representation to be misleading.

     4.21.  Warranties Survive Closing.
Notwithstanding any investigation by or information supplied to Buyer, the warranties and representations of Seller and Jarrett contained in this Agreement will be true and correct on the Closing Date and will survive the Closing for three (3) years following the Closing Date. Any claim for indemnification under
Article VIII below, made in writing prior to the expiration of the three (3) year period specified in Paragraph 8.1, and the rights of indemnity with respect to such claim, will survive such expiration until resolved or judicially determined and any such claim not submitted in writing prior to the expiration of such applicable survival period will be considered to have been waived.

     4.22. Knowledge of Seller or Jarrett. For those warranties and representations set forth in this
Article IV which are subject to the qualification "to the best of Seller's (or Jarrett's) knowledge," the Seller or Jarrett, as the case may be, will be considered to have knowledge of a matter if (i)
Jarrett, any current executive officer, or current director or employee of Seller has knowledge of the matter, or (ii) such matter has come, or should reasonably be expected to have come, to the attention of Jarrett, any current officer, or current director or employee of Seller if such party had conducted a reasonable due diligence review of Seller's assets, operations and business, including, without limitation, reasonable inquiries to personnel of Seller regarding the business and operations of the Subject Business and a review of, and discussion with executive personnel regarding, pertinent books and records of the Subject
Business.

                       ARTICLE V

        Warranties and Representations of Buyer

     Buyer represents and warrants to Seller as follows:

     5.1. Corporate Matters. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin and has the requisite corporate authority and power to carry on all business activities Buyer currently conducts or previously conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary unless the absence of qualification would not have a material adverse effect on Buyer's business activities. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions this Agreement contemplates. The Board of Directors of Buyer has approved the execution and delivery of this Agreement, the agreements, documents and instruments relating to this Agreement and the consummation of the transactions this Agreement contemplates, and this Agreement and such other agreements, documents and instruments are and will constitute valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms.

     5.2. No Violation. The execution and delivery of this Agreement does not, and the consummation of the transactions this Agreement contemplates and compliance with the terms of this Agreement will not (a) conflict with, or result in any violation of, (i) any provision of the Articles of Incorporation or By-Laws of Buyer, or (ii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Buyer, or
(b) to the best knowledge of Buyer, violate or conflict with or result in a breach or default under any agreement, instrument or document to which Buyer is a party or which binds Buyer.

     5.3. No Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions this Agreement contemplates.

     5.4.  No Litigation.  There is no litigation,
proceeding or investigation or other legal or administrative proceeding pending or, to the best of Buyer's knowledge, (a) threatened against or relating to Buyer or (b) which questions or challenges the validity of this Agreement or any action taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby. To the best of Buyer's knowledge, there is no basis for any such litigation, proceeding or investigation.

     5.5. Brokers and Agents. Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in Seller or any of Seller's Shareholders being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

     5.6.  SEC Documents.

          (a)  Buyer has filed all forms, reports and
     documents required to be filed with the SEC since
     July 31, 1996, and as of the date of this Agreement has delivered to Seller (for distribution to each shareholder of Seller) in the form filed with the SEC (i) its Annual Report on Form 10-K for the fiscal year ended July 31, 1996,; (ii) its Quarterly Report on Form 10-Q for the period ended April 30, 1997,; and (iii) the definitive Proxy Statement for the meeting of shareholders of Buyer held December 3, 1996
     (collectively, the "Buyer SEC Reports").

          (b)  The Buyer SEC Reports (i) were prepared
     in conformity in all material respects with the applicable rules and regulations of the SEC, and
     (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such reports or necessary in order to make the statements in such reports, in light of the circumstances under which they were made, not misleading.

     5.7. Subject Shares. The Subject Shares have been duly and validly authorized, and when issued as provided in Paragraph 2.1 ("Consideration; Payment"), above, will be duly and validly issued, fully paid and non-assessable (except for liability for certain indebtedness to employees as provided in Section
180.0622 of the Wisconsin Business Corporation Law, or any successor provision to such Section).

     5.8.  Tax-Related Representations and Warranties.

          (a) Buyer has no plan or intention to reacquire any of its stock issued in this transaction.

(b) Buyer has no plan or intention to sell or otherwise dispose of any of the assets of Seller acquired in this transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.
(c) Following this transaction, Buyer will use a significant portion of Seller's historic business assets in a business.
(d) Buyer does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Seller.
     5.9. Warranties True and Correct. No warranty or representation by Buyer contained in this Agreement or in any writing to be furnished under this Agreement or previously furnished to Seller contains or will contain any statement of fact known to be untrue nor will Buyer knowingly omitted to state any material fact which results in the statements contained in such warranty or representation to be misleading.

     5.10.  Warranties Survive Closing.
Notwithstanding any investigation by or information supplied to Seller, the warranties and representations of Buyer contained in this Agreement will be true and correct on the Closing Date and will survive the Closing for three (3) years following the Closing Date.
Any claim for indemnification under Article VIII, below, made in writing prior to the expiration of the three (3) year period specified in Paragraph 8.2, and the rights of indemnity with respect to such claim, will survive such expiration until resolved or judicially determined and any such claim not submitted in writing prior to the expiration of such applicable survival period will be considered to have been waived.

     5.11.  Knowledge of the Buyer.  For those
warranties and representations set forth in this
Article V which are subject to the qualification "to the best of Buyer's knowledge," Buyer will be considered to have knowledge of a matter if (i) Buyer, any current executive officer or current director of Buyer has knowledge of the matter or (ii) such matter has come, or should reasonably be expected to have come, to the attention of Buyer, any current executive officer or current director of Buyer if such party had conducted a reasonable due diligence review of Buyer's assets, operations and business, including, without limitation, reasonable inquiries to executive personnel of Buyer regarding the business and operations of Buyer's business and a review of, and discussion with executive personnel regarding, pertinent books and records related to Buyer's business.

                      ARTICLE VI

                Schedule of Exceptions

     The information set forth in the Schedule of Exceptions for any paragraph hereof is hereby incorporated by reference in all other paragraphs hereof and shall be considered disclosed with respect to all such other paragraphs. All capitalized terms used in the Schedule of Exceptions and not otherwise defined in such Schedule of Exceptions will have the meaning ascribed to such terms in this Agreement. The
Schedule of Exceptions will not vary, change or alter the literal meaning of the representations and warranties of Seller contained in this Agreement, other than creating exceptions to such representations and warranties which are directly responsive to the language of the representations and warranties contained in this Agreement. The inclusion herein of any item shall not be deemed to be a determination, or an admission, by Seller or Jarrett or any of its officers, directors, employees, representatives or agents that such item meets the relevant Agreement definition of materiality or any other applicable threshold for disclosure herein.

                      ARTICLE VII

      Conduct Prior to and Subsequent to Closing

     7.1.  Execution and Delivery of Further
Instruments by Seller. Seller will at any time, and from time to time after the Closing, upon the reasonable request of Buyer or its successors or assigns, execute, acknowledge and deliver to Buyer or its successors or assigns such further instruments of conveyance, assignment, transfer, powers of attorney, consents and assurances and will take such other action as Buyer or its successors or assigns may reasonably request in order to more effectively convey, assign, transfer and deliver any of the properties or assets intended to be conveyed, assigned, transferred and delivered under this Agreement, and assist in the collection or reduction to possession of any and all such properties or assets.

     7.2. Access to Business Records. From and after the Closing Date, Buyer will maintain the financial books and business records of Seller acquired by Buyer under this Agreement. Upon Seller's request and with prior notice to Buyer, Buyer will afford Seller and its accountants and counsel access to any such financial books and business records during normal business hours to the extent such access is required by Seller in anticipation of, or preparation for, any legal proceedings or financial, tax or audit matters involving Seller. Damage by fire or other casualty or accident excepted, Buyer will not for a period of three
(3) years after the Closing Date, destroy or dispose of any such books or records unless Buyer first offers
Seller, at least sixty (60) days prior to such destruction or disposition, an opportunity to take possession of such books and records. Buyer further agrees to make available to Seller at Buyer's offices in Milwaukee, Wisconsin, from time to time upon request by Seller, the appropriate personnel of Buyer whose assistance or participation is reasonably required by Seller in anticipation of, or preparation for, any legal proceedings or tax or audit matters, provided, that any such access to personnel shall be had in such a manner so as to not interfere with normal conduct of the business of Buyer. Without limiting the generality of the foregoing, Buyer agrees to use all commercially reasonable efforts to assist Seller in closing its books with respect to the Subject Business for all periods ending on or prior to the Closing Date as promptly as possible. Such efforts shall in no event require any of Buyer's employees or representatives to leave Buyer's headquarters in Milwaukee, Wisconsin without the mutual agreement of the parties.

     7.3. Seller's Customers. Seller hereby confirms that it has granted Buyer permission to contact any of Seller's customers, vendors or suppliers and to discuss the fact that Buyer is purchasing the Subject Business from Seller with such customers, vendors and/or suppliers.

                     ARTICLE VIII

                    Indemnification

     8.1. Indemnification of Buyer. For a period of three (3) years after the Closing Date, Seller and Jarrett will jointly and severally indemnify Buyer and hold it harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including without limitation, reasonable attorneys' and accountants' fees)
(collectively, "Damages") of or against Buyer resulting from or arising out of (a) any misrepresentation or breach of any warranty or representation of Seller or Jarrett contained in this Agreement, or in any agreement, document or instrument delivered by or on behalf of Seller pursuant to or in connection with this Agreement; (b) the breach or nonfulfillment of any covenant or agreement of Seller contained in this Agreement or in any agreement, document or instrument delivered by or on behalf of Seller pursuant to or in connection with this Agreement; (c) except for the Assumed Liabilities, any liabilities or obligations of Seller, including, without limitation, any assessments, claims or liabilities (including interest and penalties) for federal, state or local income, sales, use, franchise or other taxes relating to, imposed upon or assessed against the Subject Assets or the Subject
Business for all periods prior to the Closing Date; or
(d) except for the Assumed Liabilities, any act or omission of Seller or any occurrence or matter with respect to the Subject Assets or the Subject Business on or before the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, and/or claims for personal injury or property damage. Buyer acknowledges and agrees that in pursuance of the plan of reorganization contemplated by this Agreement, Seller will liquidate any remaining assets and dissolve and Buyer hereby forever releases all Shareholders (other than Jarrett) and agrees not to allege or commence any claims, suits or proceedings of any manner, type or basis against any Shareholder other than Jarrett.

     8.2. Indemnification of Seller. For a period of three (3) years after the Closing Date, Buyer will indemnify Seller and hold it harmless from and against any and all Damages of or against Seller resulting from or arising out of (a) any misrepresentation or breach of any warranty or representation of Buyer contained in this Agreement, or in any agreement, document or instrument delivered by or on behalf of Buyer pursuant to or in connection with this Agreement; (b) the breach or nonfulfillment of any covenant or agreement of Buyer contained in this Agreement or in any agreement, document or instrument delivered by or on behalf of Buyer pursuant to or in connection with this Agreement;
(c) the Assumed Liabilities; (d) any liabilities or obligations of Seller, including, without limitation, any assessments, claims or liabilities (including interest and penalties) for federal, state or local income, sales, use, franchise or other taxes relating to, imposed upon or assessed against the Subject Assets or the Subject Business for all periods after the Closing Date; or (e) subject to Paragraph 2.3, any act or omission of Buyer or any occurrence or matter with respect to the Subject Assets or the Subject Business on or after the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, and/or claims for personal injury or property damage.

     8.3.  Procedure Relative to Indemnification.

          (a)  In the event that any party to this
     Agreement claims that it is entitled to be indemnified under the terms of this Article VIII, it (the "Claiming Party") will notify the party against which the claim is made (the "Indemnifying
     Party") in writing of such claim promptly after discovery of the facts supporting the claim or receipt of a notice of any claim of a third party
     (a "Third Party Claim") that may reasonably be expected to result in a claim by such party against the party to which such notice is given, as the case may be; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party is actually prejudiced as a result of such failure.
     Such notice will specify the breach of
     representation, warranty, covenant or agreement claimed by the Claiming Party and the liability, loss, cost or expense incurred by or imposed upon the Claiming Party on account of such breach and will include, if applicable, a copy of any summons, complaint or other court pleading which evidences any Third Party Claim. If such liability, loss, cost or expense is liquidated in amount, the notice will state such amount and such amount will be considered the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice will so state and in such event a claim will be considered asserted against the Indemnifying Party on behalf of the Claiming
     Party.

          (b) The Indemnifying Party may, upon receipt of written notice of a Third Party Claim and at its expense, defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, at the Indemnifying Party's expense, and the Claiming Party will have the right, at its expense, to participate in the defense. The Claiming Party will not have the right to settle and compromise any Third Party
     Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

          (c)  In the event the Indemnifying Party
     notifies the Claiming Party that it refuses to conduct a defense against a Third Party Claim, then the Claiming Party will have the right to conduct a defense against such Third Party Claim and will have the right to settle and compromise such Third Party Claim without the consent of the Indemnifying Party. Once the amount of such Third
     Party Claim is liquidated and the Third Party
     Claim is finally determined, the Claiming Party will be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article VIII and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Third Party
     Claim, the Indemnifying Party will pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article VIII, whether enforced by suit or otherwise.

     8.4. Attorneys Fees. If a court or public or private tribunal or panel determines, resolves or adjudicates any dispute between Seller and Buyer under this Agreement or with respect to the transactions this Agreement contemplates, the party prevailing in such dispute will be entitled to recover from the other its reasonable attorneys' fees and other professional fees and costs incurred in such dispute.

                      ARTICLE IX

                      Bulk Sales

      Seller  and Buyer waive compliance by  Buyer  and
Seller  with the provisions of the California  Statutes
relating  to bulk sales and Seller agrees  to  pay  and
discharge when due all claims of creditors which  could
be   asserted   against  Buyer  by   reason   of   such
noncompliance  to  the  extent  that  Buyer  does   not
specifically   assume  such  liabilities   under   this
Agreement.

                       ARTICLE X

                      Termination

     This Agreement may be terminated only upon the mutual written consent of Buyer and Seller; provided, however, that if the transactions described herein do not close on or before October 31, 1997, this Agreement shall terminate. In the event of termination of this Agreement, this Agreement shall thereupon become void and have no effect, with no liability on the part of any party or its affiliates in respect thereof. Each party will return to the other party any confidential information furnished pursuant to this Agreement or the Nondisclosure Agreement between Seller and Buyer dated as of April 10, 1997 (the "Nondisclosure Agreement");
provided, however, that each party's attorney may retain one copy of such confidential information for archival purposes. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from any liability incurred for any breach of this Agreement prior to such termination and the provisions of this Paragraph and Paragraphs 4.19 ("Brokers and Agents"),
5.5 ("Brokers and Agents"), 7.3 ("Seller's Customers"),
8.4 ("Attorneys' Fees") and 11.1 ("Expenses") shall survive any termination of this Agreement.

                      ARTICLE XI

                     Miscellaneous

     11.1. Expenses. The parties to this Agreement will pay their own expenses, including without limitation, accountants' and attorneys' fees incurred in connection with the negotiation and consummation of the transactions the Agreement contemplates.

     11.2.  Notices.  All notices or other
communications required or permitted to be given under this Agreement to a party under this Agreement will be in writing and will be considered to be given and received in all respects when (a) personally delivered;
(b) upon confirmation of transmission if sent by facsimile; (c) one (1) day after being sent by reputable overnight courier service; or (d) three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address as will be designated by notice duly given:

     IF TO BUYER:             ARI Network Services, Inc.
                              330 East Kilbourn Avenue
                              Milwaukee, Wisconsin 53202-3166
                              Attention:  President

     With a Copy To:          Larry D. Lieberman
                              Godfrey & Kahn, S. C.
                              780 North Water Street
                              Milwaukee, Wisconsin 53202

     IF TO SELLER:            Empart Technologies, Inc.
                              1065 East Hillsdale Boulevard
                              Foster City, California 94409
                              Attention:  President

     With a Copy To:          Gray Cary Ware & Freidenrich
                              400 Hamilton Avenue
                              Palo Alto, California 94301
                              Attention:  Margaret H. Kavalaris

     IF TO JARRETT:           Michael Jarrett
                              874 Balboa Lane
                              Foster City, CA  94404

     11.3. Public Announcements. No party will make any public announcement except with the approval of the other party to this Agreement; provided, however, that after the transaction is consummated, Buyer will have the sole authority as to what, if any, public announcements are to be made. Except as may be required by law, no party will make any announcement of the purchase price.

     11.4.  Entire Agreement.  This Agreement, the
Nondisclosure Agreement, the attached exhibits, the Schedule of Exceptions and the agreements executed and delivered simultaneously with this Agreement constitute the entire agreement between the parties relating to the subject matter of this Agreement, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are superseded, it being the intention of the parties that this Agreement will serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification to or under this Agreement will be valid unless in writing signed by an authorized signatory of the party or parties affected by such amendment, waiver of modification.

     11.5. Legends. The certificate representing the Subject Shares shall be endorsed with a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS
     CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
     THE SECURITIES ACT OF 1933, AS AMENDED (THE
     "ACT"), AND MAY NOT BE SOLD, OFFERED FOR
     SALE, TRANSFERRED, ASSIGNED OR HYPOTHECATED
     UNLESS THERE IS AN EFFECTIVE REGISTRATION
     STATEMENT UNDER THE ACT COVERING SUCH
     SECURITIES, THE SALE IS MADE IN ACCORDANCE
     WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE
     ACT, OR THE COMPANY RECEIVES AN OPINION OF
     COUNSEL SATISFACTORY TO THE COMPANY THAT AN
     EXEMPTION FROM SUCH REGISTRATION IS
     AVAILABLE.

Buyer and its transfer agent need not register a transfer of Subject Shares, unless the conditions specified in the foregoing legend are satisfied.

     11.6.  Binding Effect.  This Agreement will be
binding upon the parties to this Agreement and their respective legal representatives, successors and assigns.

     11.7.  Paragraph Headings.  The headings in this
Agreement are for convenience and ease of reference only and will not be construed to limit or otherwise affect the meaning of any part of this Agreement.

     11.8. Severability. The parties agree that if any provision of this Agreement is under any circumstances considered invalid or inoperative, this Agreement will be construed with the invalid or inoperative provision deleted, and the remaining rights and obligations of the parties will be construed and enforced in accordance with the remaining provisions of the Agreement.

     11.9.  Applicable Law.  This Agreement and all
questions arising in connection with it will be governed and construed in accordance with the internal laws of the State of Wisconsin; provided, however, that with respect to matters of law concerning the internal corporate affairs of either Buyer or Seller, the laws of the jurisdiction of formation of such party shall govern with respect to such party.

     IN WITNESS WHEREOF, the parties have caused their names to be subscribed on one or more counterparts of this Agreement, all of which such counterparts will be read together and construed as but one and the same instrument as of the day, month and year first above written.

                              SELLER:


                              EMPART TECHNOLOGIES, INC.




                              By:/s/  Michael S. Jarrett
                                 --------------------------
                                 Michael S. Jarrett
                                 President


                              JARRETT:




                                  /s/ Michael S. Jarrett
                                 -----------------------------
                                 Michael S. Jarrett


                              BUYER:

                              ARI NETWORK SERVICES, INC.




                              By:/s/  Brian E. Dearing
                                 -----------------------------
                                 Brian E. Dearing
                                 President and CEO


                   List of Schedules


     The following sets forth the Schedules to the Asset Purchase Agreement. The Schedules are omitted in accordance with Item 601 of Regulation S-K. The
Company agrees to furnish supplementally to the Commission upon request a copy of any omitted Schedule.


               1(b)    Software
               1(c)    Third Party Software
               1(d)    Fixed Assets
               1(l)    Contracts
               2.2     Seller Liabilities
               3.4(a)  Bill of Sale
               3.4(b)  Assignment and Assumption Agreement
               3.4(c)  Jarrett Agreements
               3.4(d)  Jacobs Agreements
               3.4(j)  Form of Investor Letter
               4.9     Financial Statements
               4.12    Key Customer Contracts and Commitments
               4.13(c) Shareholder List
               4.18    Insurance
                       Schedule of Exceptions